                                                                    EXHIBIT 12.1


                       RATIO OF EARNINGS TO FIXED CHARGES

         Our consolidated ratio of earnings to fixed charges for each of the periods indicated is set forth below:

                                               NINE MONTHS                      YEAR ENDED DECEMBER 31,
                                                  ENDED     ----------------------------------------------------------------
                                               SEPTEMBER
                                                30, 2006       2005         2004          2003          2002         2001
                                               -----------  ----------   ----------    ----------    ----------   ----------
                                                                          (DOLLARS IN THOUSANDS)

FIXED CHARGES:
     Interest costs                            $   10,131   $    6,766   $    6,711    $    4,692    $    5,942   $    5,417
     Capitalized interest                              --           --          260         1,558            --        3,095
                                               ----------   ----------   ----------    ----------    ----------   ----------
         Total fixed charges                   $   10,131   $    6,766        6,971         6,250         5,942        8,512
                                               ==========   ==========   ==========    ==========    ==========   ==========

EARNINGS:
     Net income                                $   16,589   $   21,913   $   20,351    $    5,913    $    5,769   $    1,832
     Add fixed charges per above                   10,131        6,766        6,971         6,250         5,942        8,512
     Less capitalized interest per above               --           --         (260)       (1,558)           --       (3,095)
                                               ----------   ----------   ----------    ----------    ----------   ----------
         Total earnings, as adjusted           $   26,720   $   28,679   $   27,062    $   10,605    $   11,711   $    7,249
                                               ==========   ==========   ==========    ==========    ==========   ==========

RATIO OF EARNINGS TO FIXED CHARGES                   2.64         4.24         3.88          1.70          1.97           --*

* For the year ended December 31, 2001, earnings were insufficient to cover fixed charges by $1.3 million.